Exhibit 2.1

CONFIDENTIAL

FOURTH AMENDMENT TO THE ASSET PURCHASE AND SALE AGREEMENT

This Fourth Amendment to the Asset Purchase and Sale Agreement (this "Amendment") is made this 4th day of December 2017, by and between Pioneer Hi-Bred International, Inc., an Iowa corporation ("Seller"), and S&W Seed Company, a Nevada corporation ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and each individually as a "Party".

WHEREAS, the Parties entered into that certain Asset Purchase and Sale Agreement dated December 19, 2014 (as thereafter amended, the "APSA");

WHEREAS, pursuant to the APSA and that certain Promissory Note dated December 31, 2014, Buyer agreed to pay to Seller the principal amount of Ten Million United States Dollars, including unpaid interest due thereon, together with the Earn-Out Payment, on or before December 31, 2017;

WHEREAS, Seller has paid to Buyer the entire balance of the principal and interest due under such Promissory Note, including the Earn-Out Payment;

WHEREAS, pursuant to Section 5.19 of the APSA, and subject to the other terms and conditions set forth therein, the parties agreed that if the Second APSA Consents and the Second APSA Agreements have been obtained by November 30, 2017, then either Seller or Buyer may elect to execute and deliver (and to cause the other party to execute and deliver), the Second APSA on the Second APSA Closing Date;

WHEREAS, in order to provide the Parties with additional time to obtain such Second APSA Consents and the Second APSA Agreements, in all events in accordance with the terms and subject to the conditions set forth in the APSA, the Parties now wish to amend the APSA to extend the date on which such Second APSA Consents and Second APSA Agreements may be obtained and, if applicable, the potential date of the Second APSA Closing Date, as provided in this Amendment.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. As used in this Amendment, capitalized terms not defined herein shall have the meanings ascribed to them in the APSA.

2. Section 5.19 (inclusive of all subsections thereof) of the APSA shall be amended by deleting the references therein to November 30, 2017 and inserting in lieu thereof "January 31, 2018".

3. Section 5.19 (inclusive of all subsections thereof) of the APSA shall be amended by deleting the references therein to December 29, 2017 and inserting in lieu thereof "February 28, 2018".

4. Buyer hereby represents and warrants to Seller that all amounts due and payable by Buyer or its Affiliates to the Term Loan Lenders pursuant to the Term Loan Agreements, including the Term Loan Debt, as such terms are defined in the Intercreditor and Subordination Agreement dated September 22, 2015 by and between KeyBank National Association, Hudson Bay Fund LP, in its capacity as agent, and Seller, have been paid and satisfied in full and irrevocably discharged, terminated and released.

5. This Amendment shall be effective as of the date first written above.

6. In case of any inconsistencies between the terms and conditions contained in this Amendment and the terms and conditions contained in the APSA, the terms and conditions of this Amendment shall control.

7. Except as set forth in this Amendment, (a) all provisions of the APSA shall remain unmodified and in full force and effect and (b) nothing contained in this Amendment shall amend, modify or otherwise affect the APSA or any Party's rights or obligations contained therein.

8. This Amendment shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to its conflicts of laws principles. Any controversy or claim arising out of or relating to this Amendment shall be handled in accordance with Section 10.3 of the APSA.

9. This Amendment (along with the APSA and the other Transaction Documents) supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

10. All of the terms and provisions of this Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11. This Amendment may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

2.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

SELLER:
PIONEER HI-BRED INTERNATIONAL, INC.

By: /s/ Tim Johnson
Name: Tim Johnson
Title: VP and Treasurer

BUYER:
S&W SEED COMPANY

By: /s/ Matthew Szot
Name: Matthew Szot
Title: EVP and Chief Financial Officer